Exhibit 10.1

AMENDMENT NO. 2 TO
SECOND AMENDED AND RESTATED
2015 INCENTIVE AWARD PLAN

This Amendment No. 2 (“Amendment”) to the Reliance, Inc. Second Amended and Restated 2015 Incentive Award (“Plan”) is adopted by the Board of Directors of Reliance, Inc., a Delaware corporation (the “Company”), to be effective as of May 15, 2024, subject to receiving the approval of the shareholders at the Company’s Annual Meeting of Shareholders scheduled for May 15, 2024.

1.	Purpose. The purpose of this Amendment is to amend the Plan. All terms in this Amendment shall have the same meanings as set forth in the Plan unless otherwise specifically defined.

2.	Authority to Amend. Under Sections 13.1 and 13.2 of the Plan, the Board has express authority to amend the Plan from time to time, subject to stockholder approval if the amendment would: (i) increase the limit on the maximum number of Shares which may be issued under the Plan or the Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited by the Plan provisions prohibiting repricing, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of specific terms of the Plan. The rules of the New York Stock Exchange require shareholder approval of equity compensation plans such as the Plan and material revisions thereto, including a material extension of the term of the plan. This Amendment is intended to extend the term of the Plan and, accordingly, the Board of Directors shall obtain stockholder approval for this Amendment.

3.	Amendment to Term of Plan. Section 13.1(c) of the Plan is hereby amended in its entirety as follows:

“(c) No awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted after February 24, 2030 (such date, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and he applicable Award Agreement.”

 RELIANCE, INC.

By:	/s/ William A. Smith II

Name: William A. Smith II

Title: Senior Vice President, General Counsel and Corporate Secretary